EXHIBIT 23a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-99229, 333-119770, 333-169965, 333-169963, 333-169962 and 333-228245) on Form S-8 and (No. 333-227130) on Form S-3 of Twin Disc, Incorporated of our reports dated August 29, 2019, relating to the consolidated financial statements and the financial statement schedule, and the effectiveness of internal control over financial reporting of Twin Disc, Incorporated, appearing in this Annual Report on Form 10-K of Twin Disc, Incorporated for the year ended June 30, 2019.

/s/ RSM US LLP

Milwaukee, Wisconsin

August 29, 2019